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                                                               Exhibit (a)(1)(E)


                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
                                      of

                          LOWRANCE ELECTRONICS, INC.

                                      at

                              $8.25 Net Per Share

                                      by

                               BLUE MARLIN, INC.
                         a wholly owned subsidiary of

                         COBRA ELECTRONICS CORPORATION


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON MONDAY, FEBRUARY 12, 2001 UNLESS THE OFFER IS EXTENDED.


                                                               January 16, 2001

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated January 16, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by Blue Marlin, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Cobra Electronics Corporation, a Delaware Corporation ("Cobra"), to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of Lowrance Electronics, Inc., a Delaware corporation ("Lowrance"), at a purchase price of $8.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 4, 2001, among Cobra, Purchaser and Lowrance (the "Merger Agreement"). This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

  A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer.

  Please note the following:

    1. The tender price is $8.25 per Share, net to you in cash without interest.

    2. The Offer is being made for all of the outstanding Shares.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New
  York City time, on Monday, February 12, 2001, unless the Offer is extended.
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    4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 63 1/3 percent of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Shares, and the conversion or exchange of all securities convertible or exchangeable into Shares, outstanding at the expiration date of the Offer), and Cobra's receipt of the proceeds of debt financing in an amount necessary to consummate the transactions contemplated by the Merger Agreement, on terms satisfactory to Cobra in its sole discretion. The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

    5. Tendering stockholders will not be obligated to pay brokerage fees or commissions imposed by Cobra or Purchaser or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

  If you wish to have us tender any or all of the Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                       2
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                         Instructions with Respect to

                        The Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
                                      of

                          LOWRANCE ELECTRONICS, INC.

                                      at

                              $8.25 Net Per Share

                                      by

                               BLUE MARLIN, INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated January 16, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Blue Marlin, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Cobra Electronics Corporation, a Delaware Corporation ("Cobra"), to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of Lowrance Electronics, Inc., a Delaware corporation ("Lowrance").

  This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


 Number of Shares to be Tendered:* ________________________


                                                        SIGN HERE


Account Number: _____________________     _____________________________________


Date:           , 2001                    _____________________________________
                                                    Signature(s)

                                          _____________________________________

                                          _____________________________________
                                                   (Print Name(s))

                                          _____________________________________

                                          _____________________________________
                                                 (Print Address(es))

                                          _____________________________________
                                         (Area Code and Telephone Number(s))

                                          _____________________________________
                                             (Taxpayer Identification or
                                             Social Security Number(s))
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.